 Exhibit 2.1

ASSET PURCHASE AGREEMENT

DATED SEPTEMBER 11, 2015

BY AND AMONG

APPLIED DNA SCIENCES, INC.,

VANDALIA RESEARCH, INC.

AND

DEREK A. GREGG

i

	4.3	Certain Proceedings	28
	4.4	Brokers or Finders	28

5.	Covenants		28
	5.1	Employee Matters and Employee Benefits	28
	5.2	Sublease	28
	5.3	Assignment of Intellectual Property Assets; Payment of Maintenance Fees	29
	5.4	Seller Covenants	29
	5.5	Customer and Other Business Relationships	30
	5.6	Confidentiality	30
	5.7	Further Assurances	31
	5.8	Public Announcements	31
	5.9	Noncompetition, Nonsolicitation And Nondisparagement	32

6.	Indemnification; Remedies		34
	6.1	Survival	34
	6.2	Indemnification by Seller	34
	6.3	Indemnification by Buyer	34
	6.4	Notice	35
	6.5	Defense of Claims	35
	6.6	Payment of Losses	36
	6.7	Exclusivity	36
	6.8	Adjustment to Purchaser Price	36
	6.9	Waiver of Consequential Damages	36
	6.10	Effect of Knowledge	37

7.	General Provisions		37
	7.1	Expenses	37
	7.2	Notices	37
	7.3	Jurisdiction; Service of Process	38
	7.4	WAIVER OF JURY TRIAL	38
	7.5	Waiver; Remedies Cumulative	39
	7.6	Entire Agreement and Modification	39
	7.7	Assignments and Successors	39
	7.8	Severability	39
	7.9	No Third Party Beneficiaries	39
	7.10	Construction	39
	7.11	Specific Performance	40
	7.12	Governing Law	40
	7.13	Counterparts	40

ii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is dated September 11, 2015, by and among Applied DNA Sciences, Inc., a Delaware corporation whose principal executive offices are located at 50 Health Sciences Drive, Stony Brook, New York 11790 (“Buyer”), Vandalia Research, Inc., a West Virginia corporation, located at 1111 Veterans Memorial Boulevard, Huntington, West Virginia 25701 (“Seller”) and, solely for purposes of Section 5.9, Derek A. Gregg (“Gregg”) (collectively, the “Parties”). Capitalized terms not otherwise defined herein have the respective meanings assigned to such terms in Section 1.1.

RECITALS

A.           Seller is in the business of producing specific, high-quality DNA sequences with the polymerase chain reaction production system known as Triathlon™ (the “Business”).

B.           Seller desires to sell and Buyer desires to purchase all of Seller’s right, title and interest in and to substantially all of the assets related to the conduct of the Business, and Buyer proposes to assume certain of the liabilities and obligations of Seller, all on the terms and subject to the conditions set forth in this Agreement.

C.           In order to perform the Assumed Contracts and to transition the Business from the Seller to the Buyer, Buyer requires that Derek Gregg enter into a consulting agreement with Buyer and each of Stephen Tyler Bishop and Robert Nathan Gibson enter into employment agreements with Buyer as a condition to the purchase of the Assets pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties, intending to be legally bound, agree as follows:

1.          Definitions

1.1           Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable” means: (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller; (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes; and (c) any claim, remedy or other right related to any of the foregoing.

“Affiliate” means with respect to any Person, (a) any officer, director, manager, or holder of more than ten percent (10%) of the outstanding shares or equity interest of such Person or (b) any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if the controlling Person, directly or indirectly, possesses the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract, or otherwise.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) set forth on Seller’s balance sheet as of the Closing.

“Closing Date” means the date on which the Closing actually takes place.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable, contractual or other interest in favor of any third party (including any license in favor of any third party, except, in the case of any third party right or software under which Seller is a licensee, to the extent such right or software is also non-exclusively licensed to third parties), lien (including any Tax lien), option, pledge, hypothecation, security interest, mortgage, right of way, easement, encroachment, servitude, exception, reservation, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership or other encumbrance, in each case, whether arising by contract or operation of law, and any contract creating or to create any of the foregoing.

“Environmental Laws” means all Legal Requirements, Orders or other binding measures of any Governmental Body relating to the environment or governing the handling, management, treatment, storage or disposal of waste, management of Hazardous Substances or protection of human health or the environment.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is treated with Seller as a single employer within the meaning of Section 414 of the Code.

“Escrow Agent” means First Sentry Bank, a West Virginia chartered bank.

“Escrow Agreement” means the Escrow Agreement to be dated as of the Closing Date, substantially in the form of Exhibit A.

“Escrow Deposit” as set forth in Section 2.4(b).

“Governmental Authorization” means any consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement (including Environmental Permits).

“Governmental Body” means any federal, state, local, municipal, foreign, or other government (including any agency, branch, department, board, commission, court, tribunal, instrumentality or other entity exercising governmental or quasi-governmental powers).

“Hazardous Substances” means any hazardous, toxic or polluting substance, waste or material, including without limitation, asbestos, petroleum, petroleum products, or PCBs, all as defined or regulated under Environmental Laws.

“Intellectual Property” means the following: (i) all United States and foreign names, fictional business names, slogans, logos, trade names, trademarks, service marks, certification marks, domain names, design rights (including any word, symbol, product configuration, icon and logo) and trade dress (and applications and registrations for the same and all goodwill associated therewith), whether registered or unregistered (collectively, “Marks”); (ii) all United States and foreign patents and patent applications of any type or nature, whether utility, design or otherwise (including continuations, continuations-in-part, revisions, divisionals, extensions, provisionals, reexaminations, substitutions, reissue applications and renewals) and all utility models and certificates of invention or priority rights and applications therefor) (collectively, “Patents”), (iii) invention disclosures and other rights to inventions (including firmware and hardware technology), Intellectual Property or designs; (iv) all copyrights, in both published works and unpublished works, whether registered or unregistered, mask works and all other rights corresponding thereto (and registrations and applications for the same) (collectively, “Copyrights”); and (iv) all know-how, trade secrets, techniques, ideas, concepts, discoveries, reports, processes, procedures, specifications, engineering orders, proposals, databases, confidential information, customer and supplier lists, inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, process technology, research records, plans, drawings, blue prints and any other proprietary information, including technical or user manuals, however recorded, stored or embodied (collectively, “Trade Secrets”); (v) computer software and all subsequent versions thereof, including programs, applications, modules, routines and sub-routines, program and system logic, architecture and/or design, screen and report displays and layouts, templates, user interfaces, menus, buttons and icons, data definition specifications, source code, object code, comments, algorithms, application programming interfaces, databases and other software-related specifications and documentation, maintenance agreements, design notes and associated all technical or user manuals and files and data, and all media on which the foregoing are stored or recorded (“Software”); (vi) all internet protocol addresses and networks, including domain names, internet e-mail addresses, world wide web (www) and http addresses, network names, social media user names, identifiers, accounts and profiles, network addresses and services (such as mail or website) whether or not used or currently in service and any registrations relating thereto and any website materials, content and design, and any authorization codes, login details or credentials or passwords to use or access the same (“Domain Names”); (vii) the goodwill associated with each of the foregoing; (viii) all licenses or sublicenses for Intellectual Property for any of the above listed items; and (ix) claims, causes of action and defenses relating to the enforcement of any of the foregoing (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing); in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Body in any jurisdiction.

“Inventories” means all inventories of Seller, wherever located, including all finished goods, unfinished goods and work-in-process, including any products or goods held for or owned by any customer of Seller, and any raw materials, spare parts, and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

“IRS” means the United States Internal Revenue Service.

“Landlord” means The American National Red Cross.

“Lease” means that certain Lease Agreement, dated October 28, 2009, between Landlord and Seller, as tenant, as amended by 1st Amendment to Lease Agreement (Extension of Term), dated as of March 2, 2015.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute, treaty or executive order, decree or similar measure, and any case law or judicial ruling interpreting any of the foregoing.

“Liability” means with respect to any Person, any liability, indebtedness, guaranty, endorsement, claim, Tax, Loss, damage, deficiency, cost, expense, responsibility, Encumbrance or other obligation of such Person of any kind, character or description, whether known or unknown, direct or indirect, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, choate or inchoate, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Loss” means any loss, claim, demand, Order, damage, penalty, fine, cost (including any opportunity cost), settlement payment, Liability, Tax, Encumbrance, expense, fee, court costs, and/or attorneys’ fees and expenses.

“Order” means any writ, order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body or arbitrator.

“Marshall License” means that certain License Agreement, dated September 2, 2005, by and between Marshall University Research Corporation and Seller, as amended by Amendment to Agreement, by and between Marshall University Research Corporation and Seller, dated as of April 15, 2008.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, or other entity or a Governmental Body.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator or similar panel or body.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel, or other representative of that Person.

“Seller’s Knowledge” means any officer or director of Seller (a) is actually aware of a particular fact or other matter or (b) would reasonably be expected to discover or otherwise become aware of such particular fact or other matter in the performance of his or her duties, roles, and responsibilities with Seller in the ordinary course of business.

“Sublease” has the meaning set forth in Section 5.2.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” shall mean this Agreement, the Bill of Sale, the Consulting Agreements, the Sublease, the Escrow Agreement, the Intellectual Property Assets Assignment, the Patent Assignment, the License Assignment, the Residuary Assignment (in each case, as defined below) and any other documents necessary to consummate or carry out the Contemplated Transactions.

1.2           Interpretation. When a reference is made in this Agreement to an Exhibit, Schedule, Article or Section, such reference shall be to an Exhibit, Schedule, Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends or the scope of such subject or other thing, and such phrase shall not simply mean “if.”

2.            Sale and Transfer of Assets; Closing

2.1           Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances, all of Seller’s right, title, and interest in and to all of the assets, properties, rights (contractual or otherwise) and business of every kind and description, wherever located, personal or mixed, tangible or intangible, owned, held or used in connection with the Business as the same shall exist on the Closing Date (the “Assets”). The Assets include:

(a)          the machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles, and other items of tangible personal property (other than Inventories) owned or leased by Seller, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto as listed in Schedule 2.1(a)(i) and 2.1(a)(ii) (collectively, “Tangible Personal Property”), which schedules indicates, at a minimum, cost basis, year of acquisition by Seller, and manufacturer’s name;

(b)          all Inventories used in or held for the Business, which are listed in their entirety on Schedule 2.1(b);

(c)          all rights of Seller under existing agreements and contracts to which Seller is a party, including all purchase orders, customer contracts and outstanding offers or solicitations made by or to Seller to enter into any contract with any potential customer identified or described on Schedule 2.1(c) (collectively, the “Assumed Contracts”);

(d)          all goodwill, Patents, Patent applications, copyright registrations, Copyrights, copyright applications, methods, know-how, Software, technical documentation, manuals, processes, procedures, inventions, Trade Secrets, Marks, trademarks, trade names, service marks, service names, registrations for and applications to register trademarks and service marks, Domain Names, technology, research records, data, designs, plans, drawings, manufacturing know-how and formulas, whether patentable or unpatentable, all technology used and/or necessary for the operation of Seller’s Business as it is currently conducted, and other intellectual or proprietary rights or property of the Seller (and all rights thereto and applications therefor), including all Intellectual Property that is owned by or leased, licensed or sublicensed to Seller, including the assets listed in Schedule 3.16(a) and Schedule 3.16(b) (collectively, the “Intellectual Property Assets”);

(e)          all Governmental Authorizations and all pending applications or renewals thereof, including, but not limited to those identified on Schedule 2.1(e), to the extent transferable. Any Governmental Authorizations that are not transferable are so designated on such Schedule 2.1(e);

(f)          all information, files, correspondence, records, data, plans, reports, contracts and recorded knowledge, including customer, supplier, vendor, distributor, price and mailing lists, marketing, sales and promotional materials, purchase and sale records, quality control records, research and development files, technical manuals, files and data, company manuals and all accounting or other books and records of the Seller in whatever media retained or stored, including computer programs and disks but in each case, only to the extent these items are held or used in the Business;

(g)          all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof; and

(h)          all other tangible and intangible assets, properties and rights of any kind or description, wherever located (including all goodwill related to or associated with the Assets), that are (i) carried on the books of the Seller or (ii) owned or licensed by the Seller, but in each case, only to the extent these items are held or used in the Business.

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to any of the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.3(a).

2.2           Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a)          all charter documents of Seller including minute books, stock ledger records and seals;

(b)          all insurance policies and rights thereunder;

(c)          all equity interests of Seller in Crosscutting Concepts, LLC;

(d)          all Cash and Accounts Receivable (except any Accounts Receivable attributable to any of the Assets and/or the operation of the Business after the Closing Date);

(e)          all personnel records and other records that Seller is required by law to retain in its possession;

(f)          that certain equipment listed on Schedule 2.2(f); and

(g)          any contract or agreement to which Seller is a party other than the Assumed Contracts, the Marshall License, and any license, lease or similar agreement (and any related agreements, including warranty and service agreements) in respect of any Software set forth on Schedule 3.16(e).

2.3           Liabilities.

(a)          Assumed Liabilities. On the Closing Date, but effective as of the Closing, Buyer shall assume and agree to discharge any Liability of Seller arising after the Closing Date under the Assumed Contracts (the “Assumed Liabilities”), and such Assumed Liabilities shall be the sole Liability assumed by Buyer; provided, that such Assumed Liabilities shall be subject to Buyer’s rights of indemnification pursuant to Section 6.2.

(b)          Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean all Liabilities of Seller and all Liabilities arising out of or in connection with the Assets or the operation of the Business on or before the Closing Date or after the Closing Date but that arise out of or relate to any Liability, Loss, breach, claim or other matter that occurred, vested or became effective on or prior to the Closing Date, in each case, other than the Assumed Liabilities, including, but not limited to:

(i)          any Liability under any Assumed Contract that arises on or after the Closing Date but that arises out of or relates to any breach, claim or other matter that occurred, vested or became effective on or prior to the Closing Date;

(ii)         any Liability for the unpaid Taxes of the Seller (including unpaid Taxes relating to or arising out of the Excluded Assets or the operation of Seller), or Taxes or similar amounts that the Seller was required to withhold and deposit, including deferred income Taxes, with respect to any period or any Taxes arising out of or relating to events which shall have occurred, or services performed, or products sold, or the operation of the Business on or prior to the Closing Date or any unpaid Transfer Taxes;

(iii)        except for Buyer’s express obligations under the terms of the Sublease, any Liability arising out of or relating to Seller’s Leased Real Property and any Liability to the Landlord, including any Liability due to any subletting of the Leased Real Property by Seller or otherwise arising in connection with any party (other than Buyer) that subleases, uses or occupies, or at any time has subleased, used or occupied, any part (or all) of the Leased Real Property;

(iv)        any Liability (including, for the avoidance of doubt, Taxes, if any) for or under the Benefit Plans or relating to payroll, salary, bonuses, employee equity incentives or options, vacation, sick leave, workers’ compensation, health care plans, or benefits or any other employee plans or benefits of any kind for, or other amounts or other obligations owed to, or otherwise relating to, Seller’s employees or former employees, current or former consultants or independent contractors (or those of any Affiliate of Seller) in their capacities as current or former employees, independent contractors or consultants of Seller (or its Affiliates), as the case may be, or any grievance, complaint or claim by any current or former employee, consultant or independent contractor of Seller (or its Affiliates) or obligation to indemnify, reimburse or advance amounts to any current or former employee, consultant or independent contractor or agent of Seller or its Affiliates, in each case, whether arising before or after the Closing Date;

(v)         subject to Seller’s obligations pursuant to Section 6.2, any Liability arising out of any Proceeding (i) to which Seller or any Affiliate of Seller is a party, (ii) relating to or arising in connection with any Excluded Asset or Retained Liability or (iii) pending as of the Closing Date, or commenced after the Closing Date and arising out of or relating to any occurrence or event happening on or prior to the Closing Date;

(vi)        any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;

(vii)       any Liability arising out of or relating to products, good or services manufactured, sold, delivered, distributed, licensed, sublicensed or rendered (as the case may be) by Seller or any of its Affiliates at any time, including all liabilities and obligations relating to any and all amounts held by Seller for refunds to customers or that are subject to escheatment under applicable Legal Requirements;

(viii)      any Liability arising out of or relating to any of the Excluded Assets;

(ix)         any Liability of Seller to any shareholder or Affiliate (including any director or officer or former director or officer of Seller) or Related Person thereof, including any obligation to indemnify, reimburse or advance amounts to any such Person, any Liability to distribute to any of Seller's shareholders or otherwise apply all or any part of the consideration received hereunder and any Liability in respect of appraisal or similar rights of any shareholders of Seller in relation to or in connection with the Contemplated Transactions or otherwise;

(x)          any Liability arising out of or relating to any accounts payable of Seller or indicated on any financial statements of Seller; and

(xi)         any Liability of Seller based upon Seller’s acts or omissions occurring before or after the Closing Date, including any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Environmental Laws (including Orders or remedial obligations thereunder) or Legal Requirements or Orders addressing worker or occupational health and safety.

Notwithstanding anything in this Agreement to the contrary, Liabilities disclosed and arising from the disclosures made in the Disclosure Schedules (or any other schedule, exhibit, attachment or annex to this Agreement) shall not attach to the Assets, shall not be an Assumed Liability and shall remain a Retained Liability unless specifically included within the definition of Assumed Liabilities.

2.4           Purchase Price.

(a)          The purchase price for the Assets (the “Purchase Price”) shall be an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000), less the Payoff Amounts, as defined below, (i) $1,000,000 of which will be payable to Seller in immediately available funds at the Closing (the “Closing Payment”), and (iii) $500,000 of which shall be payable to the Escrow Agent in accordance with Section 2.4(b) below. The Closing Payment shall be reduced by all amounts necessary to pay off and satisfy all obligations of the Seller (i) with respect to the Retired Indebtedness in accordance with the Payoff Letters delivered by Seller, (ii) reflected in any Additional Documentation, and (iii) relating to any other outstanding Liabilities of Seller (including Liabilities for Taxes) mutually agreed upon by Seller and Buyer to be paid at Closing and which are set forth on the Funds Flow Memorandum (as defined below), in each case, if amounts have not been paid by Seller or otherwise satisfied prior to the Closing Date (such amounts, collectively, the “Payoff Amounts”).

(b)          On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer will deposit with the Escrow Agent the sum of $500,000 (the

“Escrow Deposit”) pursuant to the terms of the Escrow Agreement. The Escrow Deposit (together with all interest, dividends, income, capital gains, and other amounts earned thereon or derived therefrom) shall be held for purposes of paying any indemnification claims to any Buyer Indemnified Parties under Article 6 hereof. Without limiting the generality of any terms of the Escrow Agreement or any other provision hereof, in no event (other than those described in the last two sentences of this Section 2.4(b)) shall the Escrow Deposit be released to the Seller until such time as all unpaid Tax Liabilities of Seller outstanding as of the Closing Date or incurred by or assessed against Seller in respect of any taxable period ending on or after the Closing Date, including Tax Liabilities arising pursuant to Section 11-10-11(f) of the West Virginia Code, as amended, and any Transfer Taxes, have been satisfied in full and evidence thereof satisfactory to Buyer has been delivered to Buyer. At such time as Seller may determine to liquidate or dissolve following the Second Distribution Date (as defined in the Escrow Agreement), the Escrow Deposit (less an amount equal to the amount of any claims for indemnification notified to Seller by Buyer which may be unresolved or unpaid as of such time) will be released to Seller if Seller (i) provides to Buyer a written good faith estimate of the amount of any existing unpaid Tax Liabilities and any Tax Liabilities payable by Seller, or which may be assessed or collected against Seller, at any future time, and (ii) deposits an amount equal to such estimate in a trust or similar account, including a transfer to a liquidating trust. The amount deposited in the trust or similar account shall (x) be available to satisfy any such Tax Liabilities as are assessed or collected against Seller or its estate, liquidator, representatives or successor following such liquidation or dissolution and (y) after giving effect to the payment of such Tax Liabilities required to be paid in accordance with clause (x), be disbursed to the former shareholders of Seller upon delivery to Buyer of evidence of the payment of such Tax Liabilities satisfactory to Buyer.

2.5         Allocation.

a.           Buyer shall use its commercially reasonable efforts to prepare and deliver to Seller an allocation of the Purchase Price (the “Allocation Schedule”) within 60 calendar days following the Closing Date. The allocation of the Purchase Price shall be done in accordance with the methodology set forth on Schedule 2.5. Seller shall have 10 calendar days after receipt of the Allocation Schedule to provide Buyer with written notice (the “Objection Notice”) of Seller’s objection to the Allocation Schedule, which notice shall include a statement indicating the items in the Allocation Schedule disputed by Seller and the basis in reasonable detail for its objections. If Seller does not provide an Objection Notice within such 10 day period, the Allocation Schedule shall become the allocation that is final for all purposes under this Agreement.

b.           If Seller delivers an Objection Notice within such 10 calendar day period, Buyer and Seller shall negotiate in good faith for a period of up to 14 calendar days following the date of delivery of Seller’s Objection Notice (or such other period as Buyer and Seller may mutually agree upon) to seek to agree upon a revised allocation. If Buyer and Seller cannot agree upon a revised allocation, in its entirety, within 14 calendar days following the date of delivery of Seller’s Objection Notice, then any matters in dispute shall be submitted to a certified public accountant, or firm of certified public accountants, with no prior working relationship with either party (unless agreed otherwise by Buyer and Seller) on which Buyer and Seller may mutually agree (the “Neutral Accountant”). The Neutral Accountant’s decision on the disputed items together with the portion of the Allocation Schedule not in dispute shall be the “Revised Allocation Schedule.” Buyer and Seller shall use their commercially reasonable efforts to cause the Neutral Accountant to make its determination as promptly as possible and in any event within 30 days after the Neutral Accountant has been retained, including, without limitation, by promptly complying with all reasonable requests for information, books, records and similar items by the Neutral Accountant (except to the extent privileged). The cost and expenses of the Neutral Accountant for purposes of the foregoing dispute resolution procedure shall be borne 50% by Buyer and 50% by Seller. The Allocation Schedule (i) determined to be final in accordance with the last sentence of Section 2.5(a) or (ii) agreed to by the parties after the delivery of the Objection Notice and before the Neutral Arbitrator is engaged, or the Revised Allocation Schedule, as relevant, shall be the “Final Allocation Schedule.”

c.           After the date on which the Final Allocation is determined, the Parties shall make consistent use of the Final Allocation for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Seller within 45 days after the date on which the proposed allocation becomes the Final Allocation pursuant to this Section 2.4(b). In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

2.6           Transfer Taxes. All excise, sales, use, value added, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Seller.

2.7           Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of Pepper Hamilton LLP, The New York Times Building, 37th Floor, 620 8th Avenue, New York, NY 10018. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

2.8           Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)          Seller shall deliver to Buyer:

(i)          a bill of sale and assignment and assumption agreement, in a form acceptable to Buyer (the “Bill of Sale”), executed by Seller;

(ii)         the Escrow Agreement, executed by Seller and Escrow Agent;

(iii)        a Consulting Agreement between Buyer and Gregg, executed by Gregg and Employment Agreements between Buyer and each of Robert Nathan Gibson (“Gibson”) and Stephen Tyler Bishop (“Bishop”), executed by Gibson and Bishop, as the case may be, substantially in the respective forms attached as Exhibits E-1, E-2, and E-3 (the “Consulting /Employment Documents”);

(iv)        the Residuary Assignment (as defined below), executed by Gregg and Seller;

(v)         the (1) Intellectual Property Assets Assignment, (2) Patent Assignment and (3) Marshall License Assignment (each as defined below), in each case, executed by Seller;

(vi)        the Sublease executed by Seller and Landlord;

(vii)       such other assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(viii)      payoff letters for all of Seller’s indebtedness with First Sentry Bank and any other lenders or creditors of Seller who have liens or other Encumbrances on any Assets (the “Retired Indebtedness”) (such letters, collectively, the “Payoff Letters”) and any other documentation (such documentation, the “Additional Documentation”) required for the release of all Encumbrances (collectively, the “Seller Encumbrances”) relating to (i) the Retired Indebtedness and/or (ii) the Assets, in each case, executed by Seller and each applicable creditor or other Person to which any Seller Encumbrance is attributable;

(ix)         draft copies of UCC-3 termination statements to be filed with the Secretary of State of the State of West Virginia corresponding to each outstanding UCC-1 financing statement reflecting a security interest or other Encumbrance over any of the Assets in favor of any third party and draft copies of any other similar filing necessary to terminate any other outstanding public notice or financing statement reflecting an Encumbrance over any of the Assets (collectively, the “Termination Statements”);

(x)          executed written consents or approvals of, or notice to, any third parties to or regarding the assignment of the Assumed Contracts or the execution, delivery and performance of the Transaction Documents as specified on Schedule 3.2(c) (except where such consent or approval is contained in another document delivered by Seller pursuant to this Section 2.8(a));

(xi)         a certificate of an authorized officer of Seller certifying, as complete and accurate as of the Closing, attached copies of the articles of incorporation and bylaws of Seller, each as amended, including a certificate of existence issued by the Secretary of State of the State of West Virginia, certifying and attaching all requisite resolutions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions;

(xii)        any Tax clearance certificates, certificate of good standing or similar documents from any applicable Taxing authority requested by Buyer in its sole discretion or otherwise required by applicable laws;

(xiii)       the Funds Flow Memorandum (as defined below);

(xiv)      evidence of filing with the Secretary of State of the State of West Virginia and any other applicable Governmental Body of the Amendments (as defined below), as applicable, and evidence of adoption by the board of directors and/or shareholders of Sellers, as applicable, of an amendment to the bylaws of Seller reflecting the same name change; and

(xv)       such other documents as may be reasonably required by Buyer in connection with the consummation of the Contemplated Transactions.

(b)          Buyer shall deliver to Seller:

(i)          the Closing Payment, to an account identified in writing by Seller prior to the Closing;

(ii)         the Escrow Agreement, executed by Buyer;

(iii)        the Consulting/Employment Documents executed by Buyer;

(iv)        the (1) Intellectual Property Assets Assignment, (2) Patent Assignment, and (3) Marshall License Assignment, executed by Buyer; and

(v)         the Sublease executed by Buyer.

(c)          Buyer shall deliver the Escrow Deposit to the Escrow Agent.

(d)          Buyer shall pay the Payoff Amounts to each respective creditor or other Person in accordance with the Payoff Letters, the Additional Documentation, if any and the Funds Flow Memorandum.

2.9           Withholding. Buyer shall be entitled to deduct and withhold from any amounts payable under this Agreement such amounts (i) as it is required to deduct and withhold with respect to such payments under the Code and the rules and regulations promulgated thereunder or any applicable Legal Requirement and (ii) as will satisfy any Tax, additions to Tax, penalties and interest which may be due or payable by Seller under Chapter 11 of the West Virginia Code, as amended, or other Legal Requirements of the State of West Virginia or any political subdivision thereof, unless Seller delivers a tax clearance certificate evidencing the payment in full thereof. To the extent that any such amounts are so deducted and withheld, any such amounts as may be paid over to the applicable Governmental Body will be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding were made.

2.10         Funds Flow Memorandum. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be liable in connection with any aspect of the funds flow memorandum provided to Buyer by the Seller on or prior to the Closing Date (the “Funds Flow Memorandum”), including with respect to any (i) any determination or calculation of any amounts payable to third parties pursuant to the Funds Flow Memorandum; (ii) the inclusion of any amount payable in or the omission of any amount payable from the Funds Flow Memorandum; or (iii) any error or omission with respect to the third parties to whom payments are to be made pursuant to the Funds Flow Memorandum.

3.          Representations and Warranties of Seller

Seller represents and warrant to Buyer that the following are true, correct and complete; provided, that Seller shall deliver the schedules referenced in Article 2 and 3 hereof that make exception to the warranties and representations of Seller set forth herein or otherwise contain required disclosures hereunder (the “Disclosure Schedules”) to Buyer concurrently with the execution and delivery of this Agreement:

3.1           Organization And Good Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of West Virginia, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the Assumed Contracts and the Transaction Documents. Seller is duly qualified to do business as a foreign company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Seller neither has any subsidiaries nor owns any equity interests or other securities of any other Person, other than Crosscutting Concepts, LLC, a West Virginia limited liability company. The only names used by Seller for the conduct of the Business at any time since the date of Seller’s incorporation, including any trade or doing-business-as name, are Vandalia Research, Inc. and Vandalia Science Education.

3.2           Enforceability; Authority; No Conflict.

(a)          This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles (whether applied in a proceeding at law or in equity), including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses and equitable subordination. Upon the execution and delivery by Seller of each Transaction Document to be executed or delivered by Seller at the Closing, such Transaction Document shall constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms; provided, that the exceptions pertaining to enforceability set forth in the immediately preceding sentence shall apply equally to this sentence. This Agreement, each applicable Transaction Document and the Contemplated Transactions have been duly approved and authorized by all requisite corporate action, including, without limiting the generality of the foregoing, all shareholder and board of directors approvals required pursuant to the Seller’s articles of incorporation and bylaws, as amended, and any Legal Requirements for the valid and effective sale and transfer of the Assets to the Buyer at Closing, the execution and delivery of this Agreement and the consummation or performance of any of the Contemplated Transactions, and no other corporate or other proceedings or actions on the part of Seller, its board of directors or shareholders are necessary therefor. The person executing this Agreement on Seller’s behalf warrants that such person is fully authorized to so act.

(b)          Neither the execution, delivery and performance of this Agreement or any other Transaction Document nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) breach or conflict with any provision of any of the articles of incorporation or bylaws of Seller, as amended as of the Closing Date; (ii) breach or give any Governmental Body or other Person (including any holder of any capital stock, other equity interest or debt of Seller) the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller or any of the Assets, may be subject; (iii) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates, directly or indirectly, to the Assets or to the Business; or (iv) except for that certain Supply Agreement dated February 14, 2011 by and between the Seller and Ibis BioSciences, Inc. (which agreement is not being assumed by the Buyer), breach any provision of, or give any Person the right to declare a default or exercise any remedy or any right of first refusal or first offer under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, or otherwise result in or permit any change in the rights or obligations of any Person other than Seller under, any contract, lease, indenture, mortgage, license or sublicense, franchise or other instrument or agreement to which Seller is a party or by which Seller or any of its assets are bound, including any Assumed Contract.

(c)          Except as set forth on Schedule 3.2(c), no notice to, or consent, approval or waiver from, any Person or filing or registration with any Governmental Body, (i) is required in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, including the sale, transfer and assignment of the Assets, or (ii) is necessary in order to conduct, following Closing, any of the operations of the Business; provided, that Buyer may be required to register to conduct business in the State of West Virginia if it conducts the Business as conducted by Seller prior to the Closing, in the State of West Virginia. There are no applicable bulk sales laws or similar Legal Requirements which would require that notice of the Contemplated Transactions be given to creditors of Seller or any Government Body, or any other notice be given or consent or approval be obtained or similar action be taken.

3.3           Sufficiency of Assets; Title.

(a)          The Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary and sufficient to operate Seller’s Business in the manner presently operated or contemplated by Seller. Seller owns good, valid and transferable title to, or valid, subsisting and transferable leasehold or license interests in (which leased or licensed Assets are set forth on Schedule 3.3(a)), free and clear of any Encumbrances other than Seller Encumbrances, which will be released at the Closing. Except as set forth in such Schedule 3.3(a), none of the Assets is owned by any Person other than Seller (including jointly with any other Person, including Affiliates of Seller).

(b)          Except as set forth on Schedule 3.3(b), each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is fit for its intended use and suitable for immediate use in the Business or otherwise in the ordinary course of business and is free from latent and patent defects in design, workmanship and materials and are in full conformity with their applicable specifications and technical documentation. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. Upon the sale, conveyance, transfer, assignment and delivery of the Assets in accordance with this Agreement, Buyer will acquire good and valid title to or, in the case of any Intellectual Property Assets licensed or sublicensed to Seller as of the time immediately prior to Closing, a valid license or sublicense, to the Acquired Assets, free and clear of any Encumbrances.

(c)          Except as disclosed in Schedule 3.3(c), none of Seller’s assets is subject to any Encumbrance, all of which Encumbrances shall be removed on or prior to the Closing Date, subject to Section 5.4(e). A true, complete and correct list of Retired Indebtedness and Seller Encumbrances is set forth on such Schedule 3.3(c).

3.4           Leased Real Property. The Assets do not include any owned real property. Schedule 3.4 sets forth a list of all real property in which Seller has a leasehold interest (the “Leased Real Property”, with the leases or other Contracts evidencing such interests, and any amendments or modifications thereto or restatements thereof, being referred to as the “Real Property Leases”). Seller has provided Buyer with complete and accurate copies of all Real Property Leases. The Real Property Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms and no party to any Real Property Lease has given Seller notice (whether written or oral) of, or made a claim with respect to, any breach or default thereunder. None of the Leased Real Property is subject to any assignment, sublease or grant to any Person of any license or right to the use, occupancy or enjoyment of the property or any portion thereof except that Crosscutting Concepts, LLC occupies 2,200 square feet of the Leased Real Property located on floor 2 of 1111 Veterans Memorial Boulevard, Huntington, West Virginia 25701, which sublease or occupation is in compliance with and will not (with or without notice or lapse of time) result in a violation of the Real Property Leases, except as set forth on Schedule 3.4. The Leased Real Property is not subject to any lien or Encumbrances (other than the lien, if any, of current property Taxes and assessments not in default and other than as expressly provided for in the Real Property Leases). The Leased Real Property is not subject to any use restrictions, exceptions, reservations or limitations which in any respect interfere with or impair the present and continued use thereof in the Business. Seller has paid on or prior to the date hereof (after giving effect to the Closing) to the applicable landlord all rentals and other amounts due and payable under the Real Property Leases as of the Closing. Seller has paid on or prior to the date hereof (after giving effect to the Closing) all required impositions under the Real Property Leases (e.g., Taxes, insurance, operating expense) up through and including the day of Closing to the extent the same were due and payable by or as of the Closing Date. There are no unpaid claims for labor or services done to or upon or materials furnished for the Leased Real Property in respect of which liens or Encumbrances have been or may be filed and there is no judgment or Order of any court or Governmental Body that is or may become a lien or Encumbrance on the Leased Real Property. There are no pending or threatened condemnation or other Proceedings or claims relating to any of the Leased Real Property.

3.5           Inventories. Schedule 2.1(b) sets forth a true, correct and complete list of all Inventories used in or held for the Business. All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller, free from latent and patent defects in design, workmanship and materials or otherwise and, with respect to finished goods, fit for their intended purpose and in full conformity with their applicable specifications and technical documentation. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller.

3.6           No Undisclosed Liabilities. Seller has no Liability except for (i) current liabilities incurred in the ordinary course of business since the Balance Sheet Date, a true, complete and correct list of which is set forth on Schedule 3.6, and (ii) the Retired Indebtedness and the Seller Encumbrances, of which a true, complete and correct list is set forth on Schedule 3.3(c), which shall be removed or terminated on or prior to the Closing Date.

3.7           Taxes. Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed or provided pursuant to applicable Legal Requirements. All Tax Returns and reports filed or provided by Seller are true, correct, and complete. Seller has paid all Taxes that have or may have become due or pursuant to any assessment received by Seller. All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person. Seller has not been notified by any jurisdiction in which it does not file Tax Returns that it may be obligated to file Tax Returns in the jurisdiction.

3.8           No Material Adverse Change. Except as set forth on Schedule 3.8, there has not been any material adverse change in the business, operations, prospects, assets, results of operations, or condition (financial or other) of Seller (including the Assets), and no event has occurred or circumstance exists that may result in such a material adverse change, nor has any Encumbrance attached or arisen over or with respect to any of the Assets, in each case, since the Balance Sheet Date. Without limiting the generality of the foregoing, except as set forth on

Schedule 3.8 since the Balance Sheet Date, neither Seller nor any Affiliate or Representative of Seller has taken any of the following actions nor has any of the following occurred (as the case may be):

(a)          sold, assigned or transferred any portion of the Assets, other than (i) in the ordinary course of business or (ii) sales or other dispositions of obsolete or excess equipment or other assets not used in the Business;

(b)          (i) amended or modified, (ii) entered into, agreed to or acquiesced to any waiver of or (iii) cancelled, terminated or received notice (whether written or oral) of future cancellation or termination of any Assumed Contract;

(c)          failed to make any payments on, under or relating to any Assumed Contracts, Taxes or Governmental Authorizations on a current basis as and when due;

(d)          suffered or incurred any material damage, destruction or Loss relating to the Business or the Assets, whether or not covered by insurance, or received or incurred any material claims or Liabilities relating to the Business or the Assets, whether or not covered by insurance;

(e)          incurred any indebtedness or non-current Liability, or mortgaged, sold, assigned, transferred, hypothecated, pledged or otherwise placed or suffered or acquiesced in the imposition of an Encumbrance on any Asset;

(f)          transferred, granted, licensed, sublicensed, assigned, terminated or otherwise disposed of, modified, changed or cancelled, or entered into, agreed to or acquiesced to any waiver of, any material rights or obligations with respect to any of the Intellectual Property Assets;

(g)          no notice of resignation from or termination of employment with Seller of those employees necessary to the fulfillment of the Assigned Contracts has been received or given (as the case may be); or

(h)          entered into any agreement or commitment to take any of the actions set forth in paragraphs (a) through (g) of this Section 3.8.

3.9           Labor and Employment Matters.

(a)          Schedule 3.9(a)(i) sets forth a true, correct and complete list of each person employed by Seller including such employee’s Fair Labor Standards Act status as exempt or non-exempt, name, job title, work location, estimated current total compensation on a gross annualized basis and hourly pay rate (if applicable), total commission paid to date in 2015, total commission paid in 2014 and total compensation paid in 2014. Schedule 3.9(a)(ii) sets forth any individuals who are (A) “leased employees” within the meaning of Section 414(n) of the Code or (B) “independent contractors” within the meaning of the Code and the rules and regulations promulgated thereunder (together with all employees of Seller, collectively, “Employees”) and with respect to each such Employee the following information: name, status as a leased employee or independent contractor, work location, compensation paid to date in 2015, and total compensation paid in 2015.

(b)          Neither the Seller nor any Affiliate of Seller is a party to, or bound by, any collective bargaining agreement or other agreement or understanding with any labor or trade union or similar labor organization. Neither the Seller nor any Affiliate of Seller has experienced since January 1, 2013, any union organizing efforts, strike, slowdown, work stoppage, lockout, material labor grievances, charges or complaints relating to unfair labor practices or other labor dispute.

(c)          Without limiting the generality of Sections 3.11 and 3.12, there is no pending or current Proceeding, nor, to Seller’s Knowledge, is any Proceeding threatened, by any Governmental Body or any current or former employee, consultant or independent contractor of Seller or any Affiliate of Seller relating to or arising out of any violation or alleged violation of any Legal Requirement. Seller is and has been at all times been in full compliance with all Legal Requirements regarding employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to any current, former or retired employees, consultants or independent contractors of Seller, that are or were applicable to it or to the Business. All persons who have performed services for Seller and have been classified as independent contractors have satisfied the requirements of all federal and state Legal Requirements to be so classified, and Seller has fully and accurately reported such persons' compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so. Seller is not liable for any arrears of wages, Taxes or similar amounts (including Social Security, workers' compensation and disability insurance), or penalties for failure to comply with any of the foregoing.

(d)          Seller has not effectuated within the last twelve (12) months a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Legal Requirement (collectively, the “WARN Act”)), effectuated a “mass layoff” (as defined in the WARN Act), or otherwise violated the WARN Act in a manner that has affected or could affect the Business. Neither Seller nor Buyer will incur any liability or obligation under the WARN Act if, during the 90-day period prior to and including the Closing Date, the terminations of employment of Seller employees contemplated to be carried out by Seller in connection with the Closing are effectuated. Notwithstanding any other provision of this Agreement, Seller shall be responsible for, and Buyer shall have no Liability with respect to, any employment terminations caused by Seller prior to or on the Closing Date.

3.10         Employee Benefits. Schedule 3.10 lists all Benefit Plans (as defined below) of Seller that are currently in effect. For purposes of this Agreement, “Benefit Plans” means all “employee benefit plans,” as defined in Section 3(3) of ERISA (as defined below) and collective bargaining, equity, employment and severance agreements and other similar arrangements maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate or under which Seller or any ERISA Affiliate has any liability, including (i) any profit-sharing, deferred-compensation, bonus, stock-option, stock-purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, and (ii) any employment agreement or executive compensation agreement. Seller has performed, in all material respects, all of its obligations under all Benefit Plans, including all obligations under the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Neither Seller nor any ERISA Affiliate has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and neither Seller nor any ERISA Affiliate has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. None of the Benefit Plans is or at any has been subject to Title IV of ERISA or Code Section 412. The Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each, a “Pension Plan”) have received determination letters from the Internal Revenue Service to the effect that such plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan. No “prohibited transaction” (within the meaning of Section 4975 of the Code or Sections 406 and 408 of ERISA) has occurred with respect to any of such Benefit Plans. No Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than coverage mandated by law. No payment which is or may be made by, from or with respect to any Benefit Plan, to any employee, officer or independent contractor or consultant of the Seller, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code. Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to tax under Section 409A of the Code.

3.11         Compliance with Legal Requirements; Governmental Authorizations. Seller is, and at all times, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, including Environmental Laws and Legal Requirements addressing worker or occupational health and safety and anti-corruption and anti-money laundering Legal Requirements. No event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or any Governmental Authorization that is held by Seller or that otherwise relates, directly or indirectly, to the Business or the Assets or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Each Governmental Authorization that is held by Seller or that otherwise relates to the Business or the Assets is valid and in full force and effect, and Seller has been in compliance with any such Governmental Authorization.

3.12         Legal Proceedings; Orders. There is no pending or, to Seller’s Knowledge, threatened Proceeding (i) by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller (including the Assets) or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. There is no Order to which Seller, its business or any of the Assets is a party or is subject.

3.13         Environmental Matters.

(a)          Without limiting the generality of Sections 3.11 and 3.12, (i) Seller is not in violation of, and (ii) Seller currently conducts, and has at all times conducted, its business (including the Business) in compliance in all material respects with, Environmental Laws. No permit, certificate, license, approval, registration or other Governmental Authorization is required under any Environmental Laws for the use, maintenance, ownership or storage of any of the Assets or for the operation of the Business.

(b)          No notice, citation, summons, order or other correspondence has been received by Seller, no complaint has been filed against Seller, no penalty has been threatened or assessed against Seller and, to Seller’s Knowledge, no investigation, corrective action, remediation or review is pending or threatened against Seller by any Government Body with respect to any Environmental Laws or any violation or alleged violation thereof.

(c)          Seller does not use, and has not used at any time, any Hazardous Substances. Seller has no Liability relating to, or arising as a result of, any Hazardous Materials that may have been discharged on, or released from, its premises or premises controlled by it (whether leased or owned by Seller and whether occupied by Seller currently or in the past) by any Person at any time or disposed of on site or off site by Seller or its Representatives or any other environmental harm occurring on or off Seller’s premises.

(d)          Seller has no reports, studies, audits, data or information related to environmental matters concerning any of the Assets or any real property leased by Seller, or otherwise related to the Business.

3.14         Contracts; Customers and Suppliers; No Defaults.

(a)          Schedule 3.14(a) contains an accurate and complete list of (x) all of Seller’s customers, clients and licensees providing gross revenue to Seller in excess of $10,000 during each of 2014 and 2015 and (y) all of Seller’s suppliers, vendors, licensors, sublicensors and other counterparties to whom Seller made payments (“Significant Suppliers”) in excess of $10,000 during each of 2014 and 2015 and, together therewith, a description (including date and title) of each outstanding contract, agreement or purchase or supply order or commitment with such party and the subject matter of each such contract, agreement, order or commitment.

(b)          (i) Each Assumed Contract is in full force and effect and is valid and enforceable in accordance with its terms; (ii) each Assumed Contract is assignable by Seller to Buyer without the consent or approval of, waiver by, or notice to any other Person; and (iii) no Assumed Contract will upon completion or performance thereof have a material adverse effect on the business, assets or condition of Seller or the business to be conducted by Buyer with the Assets.

(c)          Seller has not received any notice (written or oral) that any customer or client party to an Assumed Contract has any intention or plan (whether present or future) to terminate any Assumed Contract. None of the Significant Suppliers has given Seller notice of the termination or any material change in the terms of its business relationship with the Seller. Seller has not received any notice (written or oral) that any Significant Supplier has any intention or plan (whether present or future) not to continue to sell raw materials, supplies, merchandise and other goods and services to Seller on terms and conditions substantially the same as those used in its current sales to Seller.

(d)          (i) Seller is, and at all times has been, in compliance with all applicable terms and requirements of each Assumed Contract; (ii) each other Person that has or had any obligation or liability under any Assumed Contract is, and at all times has been, in full compliance with all applicable terms and requirements of such Assumed Contract; and (iii) no event has occurred or circumstance now exists or will exist in connection with the delegation and assignment to, and the performance by Buyer of, the Assumed Contracts as contemplated hereby that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give Seller or other Person the right to declare a default or exercise any remedy or any right of first refusal or first offer under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, or otherwise result in or permit any change in the rights or obligations of any Person under, any Assumed Contract; and (iv) no event has occurred or circumstance exists under or by virtue of any contract that (with or without notice or lapse of time) would cause, and the delegation and assignment to, and the performance by Buyer of, the Assumed Contracts as contemplated hereby will not result in, the creation of any Encumbrance affecting any of the Assets.

3.15         Insurance. All policies of insurance to which Seller is a party or that provide coverage to Seller (i) are valid, outstanding and enforceable; and (ii) taken together, provide adequate insurance coverage for the Assets and the operations of Seller for all risks normally insured against by a Person carrying on the same business or businesses as Seller in the same location.

3.16         Intellectual Property Assets.

(a)          Schedule 3.16(a) sets forth a true and complete list of the Intellectual Property Assets owned by Seller, and Seller owns all rights, title, and interest in and to such Intellectual Property Assets.  Schedule 3.16(a) specifically lists the Intellectual Property Assets, including Software, and, where applicable, the registration or application number, the date granted or applied for, the expiration date, the jurisdiction, and the current status thereof. All of the Intellectual Property Assets listed in Schedule 3.16(a), to the extent registered, have been issued by the authority referred to therein, and are held of record in the name of Seller and all pending applications identified in Schedule 3.16(a) have been validly filed with the authority referred to therein in the name of Seller.  None of the Intellectual Property Assets owned by Seller are licensed to any third party and no third party is authorized to use, copy, distribute, modify, decompile, or prepare derivatives of any of such Intellectual Property Assets, including any Software owned by Seller. The Intellectual Property Assets, excluding the Patents and the Marshall License, are assigned by Seller to Buyer in the form set forth as Exhibit D-1.

(b)          Schedule 3.16(b) sets forth a complete and accurate list of all Patents issued or registered to or owned by Seller, and Seller owns all rights, title, and interest in such Patents, and such Patents are assigned by Seller to Buyer in the form set forth as Exhibit D-2.

(c)          Schedule 3.16(c) sets forth Patents and any additional Intellectual Property licensed by Marshall University Research Corporation to Seller. Seller has the unrestricted, exclusive right to use, with the sole exception of the United States government, and has the right to bring actions for the infringement or misappropriation of, the patents set forth in Schedule 3.16(c), and the Marshall License is assigned by Seller to Buyer in the form set forth as Exhibit D-3. The Marshall License is in full force and effect in accordance with its terms as of the date hereof.

(d)          Schedule 3.16(d) sets forth any and all Intellectual Property used by Seller that is licensed, leased, or otherwise owned by any third party, other than Marshall University Research Corporation licensed patents.

(e)          Schedule 3.16(e) sets forth any and all software that is licensed, leased or otherwise provided by any third party to Seller, pursuant to any license, purchase, or other agreement.

(f)          The Intellectual Property Assets set forth in Schedule 3.16(f) require timely payments of governmental maintenance fees, and all other registered Marks, Trade Secrets, Patents, and Domain Names are currently in compliance with formal legal requirements (including payment of filing, examination, registration, and maintenance fees where applicable and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date.

(g)          There is no pending or, to Seller's Knowledge, threatened objection or claim being asserted against Seller in any administrative or judicial proceeding or by any Person with respect to the ownership, validity, registrability, enforceability or use of any of the Intellectual Property Assets and Software or challenging or questioning the validity or effectiveness of any such ownership or license and, to Seller's Knowledge, there is no basis for any such objection or claim. No notice of rejection, opposition, interference, petition for cancellation, or refusal to register has been received from a Governmental Body or an adverse party by Seller in connection with any application for trademark, service mark or copyright registration.

(h)          Seller has not infringed or misappropriated any rights of any other Person with respect to any United States or foreign patents, trademarks, trade names, service marks, copyrights, or applications therefor or any other intellectual property rights, and to Seller’s Knowledge, there is no infringement or misappropriation or alleged infringement or misappropriation which will occur as a result of the continued operation of the Business as now conducted. To Seller’s Knowledge, (i) there is no present infringement or misappropriation of any of the Intellectual Property Assets by any Person, (ii) none has asserted or threatened any claim or objection against any Person for any such infringement or misappropriation and (iii) there is no basis for any such objection or claim. Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other violation with respect to any Intellectual Property Asset.

(i)          Seller has taken commercially reasonable steps (including measures to protect secrecy and confidentiality) to protect Seller's right, title and interest in and to all Intellectual Property Assets, including the Software, and to assure that any of its employees who have access to confidential or proprietary information of Seller have a contractual or legal obligation of confidentiality to Seller with respect to such information, and have an obligation to transfer rights for no additional consideration in inventions, and authored works, whether or not patented, patentable, copyrighted or otherwise protectable under the Law, made during the course of their employment prior to the Closing Date using resources of Seller.

(j)          Seller has not transferred ownership of or granted any license, option, or other rights with respect to, any Intellectual Property Asset, to any third party, or knowingly permitted the rights of Seller in such Intellectual Property Rights to lapse or enter the public domain. No claim is pending or, to Seller's Knowledge, threatened, and no notice or invitation to license has been received, which questions Seller's title to, claims any ownership of, or any rights to, any Intellectual Property Assets.

(k)          To Seller's Knowledge, no Employee is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with his or her duties to Seller or that would conflict with the employee's best efforts to promote the interest of Seller and the Business as presently conducted and as proposed to be conducted. Each Employee and former Employee and current and former consultant or independent contractor of Seller and any other person who participated in developing the Intellectual Property Assets has executed a proprietary information and inventions agreement substantially in the form set forth on Exhibit B-1, or an agreement containing similar terms, all of which have validly and properly assigned, except as otherwise specifically excluded therein or, in the case of Gregg and Justin T. Swick, shall have assigned pursuant to the Residuary Assignment Agreement in the form set forth as Exhibit B-2 (the “Residuary Assignment”), the rights of such Employee or former Employee or current or former consultant or independent contractor to Seller all inventions, pending patent applications, patents issued and other intellectual property rights used in the Business or operations of Seller. No Employee or Former Employee or consultant of Seller is in violation of any such agreement. No Employee or Former Employee of Seller has excluded works or inventions made prior to his or her employment with Seller from his or her assignment of inventions agreement with Seller and no Employee or former Employee is in breach or violation of any such agreement. Seller does not believe it is or will be necessary to use any inventions of any Employee (or persons they currently intend to hire) or former Employees made prior to their employment by Seller.

(l)          Schedule 3.16(l) contains a true, correct and complete list of all (i) Open Source Software incorporated or used in, linked to or with, or used to perform, execute, run, develop, compile or derive, any Software (or any component thereof) used, owned or developed by Seller or used or maintained in the Business or in connection with the operation of any of the Assets (including the Triathlon Systems) and (ii) all licenses and agreements governing such Open Source Software. To Seller’s Knowledge, none of the Intellectual Property Assets (or any components thereof) incorporate or use or are linked to or with any Open Source Software, or require or rely on Open Source Software to be performed, executed, run, developed, compiled or derived, in a manner that (A) violates the terms of any license or agreement governing any such Open Source Software or (B) requires any such Intellectual Property Assets (or any components thereof) to be disclosed or distributed in source code form to any party, be licensed to any party (including for the purpose of making derivative works) or be redistributable at no or minimal charge to any party. Seller will provide to Buyer all documentation, agreements, or licenses relating to or arising out of Seller’s use of any Open Source, "copyleft" or generally available source code or software that is used, maintained or developed by Seller at or before the Closing. As used herein, “Open Source Software” means: (a) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, or pursuant to similar licensing and distribution models (including the GNU General Public License); or (b) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other code, routines or software incorporated into, derived from, or distributed with such software (A) be disclosed or distributed in source code form to any party, (B) be licensed to any party (including for the purpose of making derivative works), or (C) be redistributable at no or minimal charge.

(m)          Without limiting the generality of Sections 3.11 and 3.12, Seller is, and at all times, has been, in full compliance with all Legal Requirements regarding consumer and data privacy and related matters concerning the disclosure of personally identifiable information

(n)          With respect to each Trade Secret owned, used by or known to Seller, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of all such Trade Secrets. Seller has good title to and an absolute right to use such Trade Secrets. Such Trade Secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. No such Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

3.17         Relationships With Related Persons. No Related Person of Seller has or has had, any interest in (a) any Assets or other property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s Business or (b) any Person that has had business dealings or a material financial interest in any transaction with Seller or engaged in competition with Seller with respect to any line of the products or services of Seller. No Related Person of Seller is a party to any contract, understanding or arrangement with, or has any claim (whether contractual or otherwise), cause of action or right or entitled against, Seller, whether contingent or absolute, direct or indirect or express or implied (including any claim for any payment or entitlement to any service or property and any loan or indebtedness, whether in favor of Seller or such Related Person), except as set forth on Schedule 3.17. “Related Person” means, (i) with respect to a particular individual: (a) such individual’s spouse and any other person who is related to the individual or the individual’s spouse within the second degree (“Family”), and (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; and (ii) with respect to a specified Person other than an individual, any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person and any related Person thereof. For purposes of this definition, “control” (including “controlling”, “controlled by”, and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

3.18         No Recognition of Revenues by Seller. From August 7, 2015 to the Closing Date, Seller has not sold or shipped any DNA products or taken any actions which would result in the recognition of any revenues by Seller related to the Business during such period under an Assumed Contract, with the exception of a shipment to Sigma-Aldrich with a value of $2,500.

3.19         Brokers or Finders. Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s Business or the Assets or the Contemplated Transactions.

3.20         Financial Statements. Attached as Schedule 3.20 is a true, correct and complete copy of the statements of income, cash flows and balance sheets of Seller as of and for its fiscal year ended December 31, 2014 (the “Annual Financial Statements”), Seller's income statements (the “Interim Income Statements”) for the period ended June 30, 2015 and balance sheets (the “Interim Balance Sheets”) as of June 30, 2015 (such date, the “Balance Sheet Date”) (collectively, the “Interim Financial Statements”). The Interim Income Statements accurately reflect the revenue, cost of revenue, research and development expenses, and product management expenses and current liabilities of the Business. The Interim Balance Sheets accurately reflect the current and long-term assets and liabilities of the Business, including the Retired Indebtedness (without giving effect to the payment of the Payoff Amounts). Without limiting the generality of the foregoing, such Annual Financial Statements and Interim Financial Statements have been prepared from the underlying books and records of Seller and (i) are correct and complete in all material respects and in accordance with such books and records; (ii) fairly present in all material respects the financial condition of Seller, the results of operations and cash flows of Seller for the periods therein referred to, and the assets and liabilities of Seller as of the dates thereof, in each case, to Seller’s Knowledge without any material departure from GAAP in the determination or computation thereof (iii) include all the expenses incurred by Seller and/or any Affiliates thereof related to Seller or the Business; and (iv) include on a consistent basis all of the assets, liabilities, reserves, allowances and accruals related to Seller and/or the Business.

3.21         Product Warranty and Product Liability.

(a)          There are no pending or threatened claims for (i) product returns or (ii) warranty obligations relating to any products, goods or services sold, delivered, distributed, licensed, sublicensed or rendered (as the case may be) by Seller or any of its affiliates, in each case, other than in the ordinary course of business.

(b)          The goods, products and services sold, delivered, distributed, licensed, sublicensed or rendered by the Seller relating to the Business conform in all material respects to the specifications, documentation, samples and/or sales demonstrations furnished to the customers or purchasers of such products, goods or services (as the case may be).

3.22         Disclosure. No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Schedules or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. To Seller’s Knowledge there is no fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Schedules.

4.          Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the following are true, correct and complete:

4.1           Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

4.2           Authority; No Conflict.

(a)          This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles (whether applied in a proceeding at law or in equity), including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses and equitable subordination. Upon the execution and delivery by Buyer of the Transaction Documents to be executed or delivered by Buyer at the Closing, such Transaction Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with their respective terms; provided, that the exceptions pertaining to enforceability set forth in the immediately preceding sentence shall apply equally to this sentence. Buyer has the right, power and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed or delivered by Buyer at the Closing and to perform its obligations under this Agreement and each of such Transaction Documents, and such action has been duly authorized by all necessary company action.

(b)          Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) breach any provision of any of the certificate of incorporation or bylaws of Buyer, as amended; (ii) breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Buyer may be subject; or (iii) breach any provision of any contract or agreement to which Buyer is bound.

4.3           Certain Proceedings. There is no pending or, to Buyer’s knowledge, threatened Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

4.4           Brokers or Finders. Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

5.          Covenants

5.1           Employee Matters and Employee Benefits. Nothing in this Agreement shall be deemed to impose on Buyer any Liabilities or responsibilities (including, for the avoidance of doubt, Taxes, if any) for periods prior to or after the Closing to or relating to Seller’s employees, consultants or independent contractors (or those of any Affiliate of Seller) in their capacity as such, including without limitation Liabilities or responsibilities for (i) pension, retirement, profit-sharing, savings, medical, dental, disability income, life insurance or accidental death benefits, whether insured or self-insured, whether funded or unfunded, (ii) workers’ compensation (both long term and short term) benefits, whether insured or self-insured, whether or not accruing or based upon exposure to conditions prior to the date of this Agreement or for claims incurred or for disabilities commencing prior to the Closing Date, or (iii) severance benefits.

5.2           Sublease. At the Closing, provided Landlord shall have consented to such subleasing, Seller and Buyer shall enter into a sublease substantially in the form attached hereto as Exhibit C for a term of beginning on the Closing Date and extending on a month-to-month basis covering approximately 5,000 square feet of the Leased Real Property as more particularly set forth therein (the “Sublease”).

5.3           Assignment of Intellectual Property Assets; Payment of Maintenance Fees. At the Closing, Seller and Buyer shall enter into and execute an assignment of the Intellectual Property Assets, in the form attached hereto as Exhibit D-1 (the “Intellectual Property Assets Assignment”), an assignment of the Seller’s Patents, in the form attached hereto as Exhibit D-2 (the “Patent Assignment”) and an assignment agreement in form satisfactory to Marshall University Research Corporation with respect to the Marshall License, in the form attached hereto as Exhibit D-3 (the “Marshall License Assignment”). Seller agrees to pay all maintenance expenses related to the Patents through September 30, 2015, and Buyer agrees to pay all maintenance expenses related the Patents on and after October 1, 2015. Without limiting or superseding any provisions of the Intellectual Property Assets Assignment, Patent Assignment or Marshall Assignment and without duplication thereof, Seller shall promptly deliver to Buyer, or arrange for prompt delivery to Buyer of, any and all tangible items (and any and all documents) related to or arising out of the Intellectual Property Assets, including, for example, prosecution files, documents and records (in any format, whether tangible, digital or otherwise) that are in the possession or control of Seller, its counsel, agents or representatives.

5.4           Seller Covenants. Seller shall perform the following covenants:

(a)          Pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement that are imposed on Seller.

(b)          Pay, or make adequate provision for the payment, in full all of the Retained Liabilities.

(c)          Promptly prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Closing Date.

(d)          Cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Proceeding involving or relating to (i) any Contemplated Transaction or (ii) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its business.

(e)          As of or immediately following the Closing, file the respective Termination Statements with the Secretary of State of the State of West Virginia and/or any other applicable Governmental Body and promptly provide evidence of such filings to Buyer.

(f)          Use its best efforts to assist and cooperate with Buyer with respect to the physical transfer and shipment to and re-installation of the Tangible Personal Property and other relevant Assets in, and all necessary actions for the transition of the Business from the Seller to the Buyer and the set-up and re-establishment of operations relating to the Assets and/or the Business in, Buyer’s facility in Stony Brook, New York, in each case, as reasonably requested by Buyer from time to time following the Closing.

(g)          Seller shall file any return or returns required to be filed by Seller under Chapter 11 of the West Virginia Code, as amended, or other Legal Requirements of the State of West Virginia or any political subdivision thereof and (ii) pay all Taxes, additions to Tax, penalties and interest required to be paid by Seller pursuant to any such Legal Requirements, and deliver to Buyer a clearance certificate of the Tax Commissioner or State Tax Department of the State of West Virginia evidencing payment in full of all such required amounts as soon as such certificate shall be provided to Seller by the Tax Commissioner or State Tax Department of the State of West Virginia.

(h)          On or before the Closing Date, Seller shall (i) file with the Secretary of State of the State of West Virginia an amendment to the articles of incorporation of Seller changing the legal name of Seller to a name that does not include the words “Vandalia” or “Vandalia Research,” any variation thereof or any word that is similar in sound or appearance to such words or otherwise confusingly similar thereto, (ii) file all corresponding documents, filings or certificates necessary to effect the same name change with the applicable Governmental Body in any other jurisdiction in which Seller has qualified to do business as a foreign entity or otherwise registered (except where such changed name is unavailable for use by Seller in any other jurisdiction, in which case Seller shall use any other name acceptable in such jurisdiction comporting with the requirements of Section 5.4(g)(i)) (the filings required by Section 5.4(g)(i) and (ii), collectively, the “Amendments”) and (iii) procure that its board of directors and/or shareholders of Sellers, as applicable, adopt an amendment to the bylaws of Seller reflecting the name change required under Section 5.4(g)(i). From and after the Closing Date, Seller (x) shall immediately discontinue any use of the name “Vandalia Research,” “Vandalia” and any service marks, trademarks, trade names, trade dress, identifying symbols, logos, emblems, signs, insignia and other marks related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto, (y) shall not hold itself out as having any affiliation with Buyer or its affiliates and (z) shall cause each of its subsidiaries and affiliates to comply with each of the restrictions set forth in clauses (x) and (y) of this sentence.

5.5           Customer and Other Business Relationships. After the Closing, Seller will use its best efforts to cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing.

5.6           Confidentiality. Each of Buyer and Seller shall, and shall each cause its Representatives to, maintain the confidentiality of the Confidential Information of the other party at all times, and shall not, directly or indirectly, use any Confidential Information of the other party for its own benefit or for the benefit of any other Person or reveal or disclose any Confidential Information of the other party to any Person other than its authorized Representatives, except in connection with this Agreement or with the prior written consent of such other party; provided, however, that, notwithstanding anything to the contrary contained herein, in no event shall Buyer have an obligation to maintain the confidentiality of, or not use or disclose, any Confidential Information of Seller that is an Asset acquired pursuant to the Contemplated Transactions. “Confidential Information” means information concerning the businesses or affairs of the Buyer or Seller, as applicable, including, but not limited to, information relating to customers, clients, product providers, suppliers, distributors, independent contractors, consultants or employees, price lists and pricing policies, financial statements and information, budgets and projections, business plans, production costs, market research, marketing, sales and distribution strategies, manufacturing techniques, technology, know-how, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, trade secrets, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other intellectual property assets, devices, samples, plans, drawings and specifications, photographs and digital images, all other confidential information and materials relating to the businesses or affairs of the Buyer or Seller, as applicable, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for Buyer or Seller, as applicable, containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by Buyer or Seller, as applicable; provided that, from and after the Closing, Confidential Information relating to, arising out of or including the Assets or the Business shall be deemed Confidential Information of Buyer for all purposes of this Agreement.

5.7           Further Assurances. The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things; all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions. Following the Closing, in order for Buyer to prepare all documents and information required to be filed with any Governmental Body or securities exchange (including financial statements in accordance with GAAP required to be filed on Form 8-K with the Securities and Exchange Commission (“SEC”)), comply with its obligations under any Legal Requirement or as Buyer may otherwise reasonably request, Seller agrees to (i) furnish to Buyer or its representatives any additional documents or information relating to Seller (as to periods on or prior to the Closing Date), the Assets or the Business in the possession or control of Seller, its directors, officers, agents or advisors (including corporate, financial and accounting books and records, work papers, sales records, invoices and other documents necessary for the completion of a financial audit) and (ii) provide all such other assistance as may be necessary or desirable for the preparation of audited financial statements or any other filing or report required to filed by Buyer with any Governmental Body or securities exchange, including the SEC, including providing any certification, representation, consent or waiver of conflicts reasonably requested by Buyer, providing cooperation with all auditors, accountants and representatives of Buyer and providing access to personnel of Seller, in each case, without cost or expense to Buyer.

5.8           Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, neither Party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, that notwithstanding anything to the contrary in Section 5.6 or this Section 5.8, Seller acknowledges and agrees that Buyer may make reference to this Agreement, the other Transaction Documents and the Contemplated Transactions, and may file this Agreement and any of the Transaction

Documents as an exhibit, in any report or reports on Form 8-K, 10-Q or 10-K or similar forms and filings with the United States Securities and Exchange Commission.

5.9           Noncompetition, Nonsolicitation And Nondisparagement.

(a)          Noncompetition. Each of Seller and Gregg (collectively, the “Seller Group”) covenants and agrees that for a period of five years following the Closing Date (the “Restricted Period”), he or it will not, directly or indirectly, either alone or in conjunction with any other Person except the Buyer:

(i)          Engage in any Competitive Activity (as defined below) within the Prohibited Territory (as defined below); and/or

(ii)         As an employee, agent, partner, shareholder, member, investor or other equity holder, director, manager, independent contractor, consultant, advisor or in any other capacity, direct or assist any other Person to engage in any Competitive Activity within the Prohibited Territory.

(b)          Terms used in this Section shall have the following meanings:

(i)          “Competitive Activity” means (A) being engaged in any aspect of the Restricted Business; and/or (B) the design, development, production, marketing, selling or rendering of any services or products that are substantially similar to, are competitive with, or could be used as a substitute or replacement for, the services or products of Buyer as of the Closing Date. Notwithstanding the preceding, beneficially owning the stock or options to acquire stock totaling less than 2% of the outstanding shares in a company traded on a “national securities exchange” as defined in Section 6 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder shall not constitute by itself a “Competitive Activity.”

(ii)         “Prohibited Territory” means worldwide.

(iii)        “Restricted Business” means the business of producing specific, high-quality DNA sequences with the polymerase chain reaction production system.

(c)          Nonsolicitation. During the Restricted Period, no member of the Seller Group shall, directly or indirectly (except in any capacity as an employee, agent, director, independent contractor or consultant of Buyer, or in similar capacity or pursuant to the Consulting Agreement, with the authorization of Buyer): (i) sell or solicit the sale of products or services relating to the Restricted Business to any client of Buyer, any person which was a client of Buyer within the preceding 12 months or any Person that was a client of Seller at any time during the 12-month period prior to the Closing Date, or any prospective client of Seller or Buyer with whom any member of the Seller Group had communications in the preceding 12 months; (ii) cause, induce or attempt to cause or induce any client, customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation or associate of (x) Buyer or any Person that has been such at any time in the year preceding the date of such Competitive Activity or (y) Seller on the Closing Date or at any time within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer, including causing, inducing or attempting to cause or induce such Person to reduce its business with Buyer; or (iii) hire, retain or attempt to hire or retain any then active employee or consultant or independent contractor of Buyer or any Person who has been an active employee, consultant or independent contractor of Buyer within the preceding 12 months or in any way interfere with the relationship between Buyer and any of its employees, consultants or independent contractors.

(d)          Nondisparagement. After the Closing Date, no Party will disparage any other Party or any of such other Party’s shareholders, directors, officers, employees, or agents.

(e)          Each member of the Seller Group has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth in this Section 5.9 are fair and reasonable given the terms and conditions of this Agreement, the nature of the businesses of Buyer, the area in which Buyer markets its products and services and the consideration Seller is receiving pursuant to this Agreement and certain employment or consulting opportunities the other members of the Seller Group may receive. Each member of the Seller Group further agrees that the restrictions set forth in this Section 5.9 are reasonably required for the protection of the legitimate business interests of Buyer. Each member of the Seller Group agrees not to contest the reasonableness of the restrictions set forth in this Section 5.9 before any court, arbitrator, arbitration panel or other body.

(f)          If a judicial or arbitral determination is made that any of the provisions of this Section 5.9 constitutes an unreasonable or otherwise unenforceable restriction against any member of the Seller Group (whether on its face or as applied), the provisions of this Section 5.9 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to any member of the Seller Group. In this regard, the Parties hereby agree that any judicial or arbitral authority or Governmental Body construing this Agreement shall be empowered (i) to sever any territory or portion thereof, any Competitive Activity or any time period from the coverage of this Section 5.9 and to apply the provisions of this Section 5.9 to the remaining portion of the Prohibited Territory, the remaining business activities and the remaining time period not so severed or held void or unenforceable by such judicial or arbitral authority or Governmental Body or (ii) to otherwise reform or revise the unenforceable terms of this Agreement to comply with applicable Legal Requirements, it being specifically agreed by each member of the Seller Group and that it is their continuing desire that this covenant be enforced to the full extent of its terms or if a judicial or arbitral authority or Governmental Body finds the scope of the covenant unenforceable, such body should define the covenant so as to comply with applicable Legal Requirements. The time period during which the prohibitions set forth in this Section 5.9 shall apply shall be tolled and suspended for a period equal to the aggregate time during which any member of the Seller Group violates such prohibitions in any respect.

6.          Indemnification; Remedies

6.1           Survival. All representations and warranties (other than the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.7, 3.11, 3.16, 4.1 and 4.2 (collectively, the “Fundamental Representations”)) contained herein shall survive for a period of fifteen (15) months from the Closing Date. The Fundamental Representations shall survive indefinitely. Any claim or suit based upon fraud or intentional misrepresentation shall survive indefinitely.

6.2           Indemnification by Seller. After the Closing and subject to the terms and conditions of this Article 6, Seller shall indemnify and hold harmless Buyer, its successors and assigns and its Representatives (collectively, the “Buyer Indemnified Parties”), for all Losses, directly or indirectly, relating to or arising from (without duplication): (a) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach, of any representation or warranty made by Seller in this Agreement; (b) any breach of any covenant or agreement of Seller in this Agreement; (c) the Retained Liabilities; (d) the conduct of Seller’s business (including the Business) on or prior to the Closing Date; (e) the Excluded Assets (including but not limited to Crosscutting Concepts, LLC and the business and operations thereof); (f) any Liabilities relating to the production of DNA material under the Assumed Contracts; provided, that (i) the DNA material is produced at the facility in Huntington, West Virginia, (ii) Gregg has oversight over the production operations, and (iii) Buyer’s actions in procuring raw material do not delay the production of the DNA material under such contracts or orders; (g) any Liabilities or responsibilities described in Section 5.1; and (h) any claim by or Liability to any director, office or shareholder of Seller in his, her or its capacity as such. Seller shall not be liable for that part of any Losses that are actually paid under any policy of insurance, but net of any deductibles, co-payments, related premium increases or other payment obligations (including reasonable attorneys’ fees and other costs of collection) that relate to or arise from the making of the claim under any such policy. The Buyer Indemnified Parties shall use commercially reasonable efforts to pursue and collect on any recovery available under any insurance policy available to them; provided, however, that such efforts shall not, under any circumstances, require the Buyer Indemnified Parties to incur any out-of-pocket expenses or initiate legal proceedings or any other proceedings that would require the engagement of a third party.

6.3           Indemnification by Buyer. After the Closing, subject to the terms and conditions of this Article 6, Buyer shall indemnify and hold harmless Seller, its successors and assigns and its Representatives (collectively, the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, collectively, the “Indemnified Parties”) for all Losses, directly or indirectly, relating to or arising from (without duplication): (a) any breach or inaccuracy, or any allegation of any third party that, if true, would be a breach or inaccuracy, of any representation or warranty made by Buyer in this Agreement; (b) any breach of any covenant or agreement of Buyer in this Agreement; and (c) the conduct of the Business after the Closing Date (excluding liabilities described in Section 6.2(f) above). Buyer shall not be liable for that part of any Losses that are actually paid under any policy of insurance, but net of any deductibles, co-payments, related premium increases or other payment obligations (including reasonable attorneys’ fees and other costs of collection) that relate to or arise from the making of the claim under any such policy. The Seller Indemnified Parties shall use commercially reasonable efforts to pursue and collect on any recovery available under any insurance policy available to them; provided, however, that such efforts shall not, under any circumstances, require the Seller Indemnified Parties to incur any out-of-pocket expenses or initiate legal proceedings or any other proceedings that would require the engagement of a third party.

6.4           Notice. If a Buyer Indemnified Party or a Seller Indemnified Party (the “Claimant”) believes that it has suffered or incurred any Loss, it shall so notify the party which the Claimant believes has an obligation to indemnify (the “Indemnifying Party”) promptly in writing describing such loss or expense, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity. The Parties hereby acknowledge and agree that the failure of the Indemnifying Party to respond in writing to the notice of Loss provided by the Claimant constitutes an express acknowledgment of the Indemnifying Party’s obligation to indemnify the Claimant within fifteen (15) days of its receipt of said notice for the amount of the Loss claimed in such notice.

6.5           Defense of Claims. If any action at law, suit in equity, arbitration or administrative action is instituted by or against a third party (including any Governmental Body) with respect to which the Claimant intends to claim any liability or expense as a Loss subject to indemnification under this Article 6, it shall include in the notice required by Section 6.4 a description of such action or suit, describing such loss or expenses, the amount thereof, if known, and the method of computation of such loss or expense, all with reasonable particularity. The Indemnifying Party shall have fifteen (15) days after receipt of such notice to notify the Claimant that it elects to conduct and control any legal or administrative action or suit with respect to an indemnifiable claim. Until the Indemnifying Party gives the foregoing notice, the Claimant shall have the right to defend, contest, settle, or compromise such action or suit in its exclusive discretion. If the Indemnifying Party gives the above-described notice, the Indemnifying Party shall have the right to undertake, conduct, and control, through counsel of its own choosing and at its sole expense, the conduct and settlement of such action or suit, and the Claimant shall cooperate with the Indemnifying Party in connection therewith; provided, however, that (a) the Indemnifying Party shall not thereby consent to the imposition of any injunction, Order or settlement against or involving the Claimant without the written consent of the Claimant; (b) the Indemnifying Party shall permit the Claimant to participate in such conduct or settlement through counsel chosen by the Claimant, but the fees and expenses of such counsel shall be borne by the Claimant except as provided in clause (c) below; and (c) upon a final determination of such action or suit, the Indemnifying Party shall promptly reimburse the Claimant, to the extent required under this Article 6, for the full amount of any Loss resulting from such action or suit and all reasonable expenses related to such Loss incurred by the Claimant, other than fees and expenses of counsel for the Claimant incurred after the assumption of the conduct and control of such action or suit by the Indemnifying Party (except in the case that the use of the legal counsel selected by the Indemnifying Party presents a conflict of interest with respect to the Claimant, in which case the Claimant may employ legal counsel of its choice after the assumption of the conduct and control of such action or suit by the Indemnifying Party and shall be entitled to reimbursement of the fees and expenses thereof by the Indemnifying Party). So long as the Indemnifying Party is contesting any such action or suit in good faith, the Claimant shall not pay or settle any such action or suit. Notwithstanding the foregoing, the Claimant shall have the right to pay or settle any such action or suit, provided that in such event the Claimant shall waive any right to indemnity therefor by the Indemnifying Party and no amount in respect thereof shall be claimed as Loss under this Article 6. The Indemnifying Party shall be entitled to contest the issue of its obligations of indemnification hereunder, provided that the Indemnifying Party complies with the provisions hereof.

6.6           Payment of Losses. The Indemnifying Party shall pay to the Claimant in immediately available cash the amount to which the Claimant may become entitled by reason of the provisions of this Article 6, such payment to be made within fifteen (15) business days after such amount is finally determined either by mutual agreement of the Parties or pursuant to the judgment or Order of a court of competent jurisdiction. Notwithstanding the foregoing, any amount to which Buyer becomes entitled by reason of the provisions of this Article 6 shall be paid as follows:

(a)          first, from the Escrow Deposit (together with all interest, dividends, income, capital gains, and other amounts earned thereon or derived therefrom) on the terms and conditions of the Escrow Agreement so long as the Escrow Deposit is available for distribution; and

(b)          thereafter, from the Seller for any amount to which Buyer becomes entitled by reason of the provisions of this Article 6 which has not otherwise been satisfied pursuant to Section 6.6(a).

6.7           Exclusivity. Subject to the provisos of the immediately following sentence, the Parties agree that the sole and exclusive remedy of any Party or their respective affiliates with respect to this Agreement or any other claims relating to the Assets, the events giving rise to this Agreement and the other transactions contemplated hereby shall be limited to the indemnification provisions set forth in this Article 6. The Parties intend that, even if indemnification and other obligations appear in various sections and articles of this Agreement, the indemnification procedures and limitations contained in this Article 6 shall be the exclusive basis of the Parties for (a) any breach of a representation or warranty herein; (b) any failure of a Party to comply with any obligation, covenant, agreement or condition herein; or (c) any other damages relating to or arising out of this Agreement; provided, however, that nothing in this Section 6.7 shall prevent either Party from seeking injunctive or equitable relief, including but not limited to specific performance, for claims of breach or failure to perform any covenant set forth in this Agreement; provided, further, that notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall relieve or limit the liability of any Party or any officer or director of such Party from any liability arising out of or resulting from fraud or intentional misrepresentation in connection with the Contemplated Transactions or any of the Transaction Documents.

6.8           Adjustment to Purchaser Price. Any indemnity payments received under this Article 6 shall be treated by Seller and Buyer, to the extent permitted by Legal Requirements, as adjustments to the Purchase Price.

6.9           Waiver of Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS ARTICLE 6 OR OTHERWISE IN RESPECT OF THIS

AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

6.10         Effect of Knowledge. The representations, warranties and covenants of any Indemnifying Party, and any Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

7.          General Provisions

7.1           Expenses. Except as otherwise provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.

7.2           Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other parties):

Buyer:

Applied DNA Sciences, Inc.
50 Health Sciences Drive
Stony Brook, New York 11790
Attention: Dr. James A. Hayward
Email: james.hayward@adnas.com
Telephone: 631.240.8801
Facsimile: 631.240.8901

With copies to:

Pepper Hamilton LLP
The New York Times Building, 37th Floor
620 8th Avenue
New York, New York 10018
Attention: Merrill M. Kraines

Telephone: 212.808.2711
Facsimile: 212.658.9982

Seller:

Vandalia Research, Inc.
111 Veteran’s Memorial Boulevard
Huntington, West Virginia 25701
Attention: Derek Gregg
Email: derek.gregg@vandaliaresearch.com
Telephone: 304.529.0803
Facsimile: 888.550.8220

With copies to:

Bowles Rice LLP
600 Quarrier Street
Charleston, West Virginia 25301
Attention: Amy J. Tawney
Email: atawney@bowlesrice.com
Telephone: 304-347.1123
Facsimile: 304-343.3058

7.3           Jurisdiction; Service of Process. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of New York, Borough of Manhattan, in the City of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. Service of process, summons, notice or other document by mail to a Party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.

7.4           WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY, UNCONDITIONALLY AND KNOWINGLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS

CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.4.

7.5           Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party.

7.6           Entire Agreement and Modification. This Agreement, and any Confidentiality Agreement in effect between the Parties as of the date hereof, supersede all prior agreements, understandings and expressions of intent (including the Letter of Intent for Proposed Acquisition of Assets, dated August 7, 2015, by Buyer as accepted by Seller), whether written or oral, between the parties with respect to its subject matter and constitute (along with the Disclosure Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by each Party to this Agreement.

7.7           Assignments and Successors. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party; provided, however, that Buyer may assign its rights and obligations to any Affiliate of Buyer. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

7.8           Severability. If any provision of this Agreement, or the application of any provision of this Agreement to any person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement, and the application of any such provision of this Agreement to persons or circumstances other than those as to which it was held invalid or unenforceable, will remain in full force and effect and such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar thereto. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.9           No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

7.10         Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

7.11         Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement (including but not limited to Article 5) were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

7.12         Governing Law. This Agreement (and any claim or dispute relating directly or indirectly to, or arising in connection with, this Agreement) will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law.

7.13         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the manually-signed original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronically shall be deemed to be their original signatures for all purposes.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:

APPLIED DNA SCIENCES, INC.

By:	/s/ James A. Hayward
Name:	James A. Hayward
Title:	Chief Executive Officer

SELLER:

VANDALIA RESEARCH, INC.

By:	/s/ Derek A. Gregg
Name:	Derek A. Gregg
Title:	Chief Executive Officer

SOLELY FOR PURPOSES OF SECTION 5.9:

/s/ Derek A. Gregg
Name:	Derek A. Gregg

[Signature Page to Asset Purchase Agreement]

Exhibit A	Form of Escrow Agreement
Exhibit B-1	Proprietary Information and Inventions Agreements
Exhibit B-2	Form of Residuary Assignment
Exhibit C	Form of Sublease
Exhibit D-1	Form of Intellectual Property Assets Assignment
Exhibit D-2	Form of Assignment of Patents
Exhibit D-3	Form of Marshall License Assignment
Exhibit E-1	Form of Consulting Agreement
Exhibit E-2	Form of Employment Agreement (Gibson)
Exhibit E-3	Form of Employment Agreement (Bishop)

Schedule 2.1(a)(i)	Major Equipment
Schedule 2.1(a)(ii)	Fixed Assets Over $1,000
Schedule 2.1(b)	Inventories
Schedule 2.1(c)	Assumed Contracts
Schedule 2.1(e)	Governmental Authorizations
Schedule 2.2(f)	Excluded Assets Being Sold to Parabon Nanolabs, Inc.
Schedule 2.5	Purchase Price Allocation Methodology
Schedule 3.2(c)	Third Party Consents
Schedule 3.3(a)	Leased or Licensed Assets
Schedule 3.3(b)	Condition of Assets
Schedule 3.3(c)	Encumbrances
Schedule 3.4	Leased Real Property
Schedule 3.6	Current Liabilities
Schedule 3.8	Material Adverse Change
Schedule 3.9(a)(i)	Employees
Schedule 3.9(a)(ii)	Independent Contractors and Leased Employees

Schedule 3.10	Benefit Plans
Schedule 3.14(a)	Customer and Supplier Lists
Schedule 3.16(a)	Seller Owned Intellectual Property and Technology
Schedule 3.16(b)	Seller Patents
Schedule 3.16(c)	Marshall University Patents and Intellectual Property
Schedule 3.16(d)	Third Party Licensed Intellectual Property
Schedule 3.16(e)	Third Party Licensed Software
Schedule 3.16(f)	Patents with Actions Due within 90 Days after Closing Date
Schedule 3.16(l)	Open Source Software
Schedule 3.17	Relationships with Related Persons
Schedule 3.20	Financial Statements